Exhibit 99.1

Corinthian’s Student Population Increases 26%, Total Starts Advance 31% for Fiscal 2003

Growth Reflects Success of New Branch Campuses, Developing and Adopting Curricula, Expanding Online Learning, and Strategic Acquisitions

Santa Ana, CA, July 21, 2003 – Corinthian Colleges, Inc. (NASDAQ:COCO) announced today that total student population increased 26% for the 2003 fiscal year ended June 30. Total student population at year-end was 43,229, compared with 34,221 in fiscal 2002. Student population in same schools increased 17%.

Total starts for the fourth quarter of fiscal 2003 grew 25% to 14,074, and for fiscal 2003, total starts grew 31% to 56,787 when compared to fiscal 2002. Same school starts increased 14% for the fourth quarter of fiscal 2003 and increased 15% for fiscal 2003.

Corinthian defines “same schools” as those colleges that have been owned and operated by the company for four full quarters.

“We believe these impressive increases in both student population and starts are indicative of Corinthian’s focus on delivering high-quality, career-oriented educational programs to meet the needs of students and employers in the markets we serve,” said David G. Moore, Corinthian’s chairman and chief executive officer. “During fiscal 2003, we successfully implemented our growth strategy of both internal growth and growth through acquisitions. We opened six new branch campuses, and we continued to direct resources to new program development and adoptions, campus relocations and expansions and growth in online learning activity. Additionally, during fiscal 2003, we completed the acquisitions of Wyo-Tech and LTU, and we announced in the fourth quarter of fiscal 2003, the acquisitions of Career Choices, East Coast Aero Tech, and CDI Education, which are expected to close in the first quarter of fiscal 2004, subject to certain conditions. We believe these recently announced acquisitions will provide us with new programs, new markets and additional capacity to help support our growth into the future.”

Corinthian expects to announce financial results for its fiscal 2003 fourth quarter and year ended June 30, 2003 on August 27, 2003.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace environment. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees, and diploma and certificate programs in a variety of fields, with a concentration on careers in health care, business, criminal justice, and technology. At fiscal year-end, June 30, 2003, Corinthian operated 69 colleges and two continuing education centers in 21 states.

Certain statements in this news release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s expectations regarding the closing dates for its previously announced acquisitions of Career Choices, Inc., East Coast Aero Tech, LLC and CDI Education Corporation, and that such acquisitions will provide the company with the new programs, new markets and additional capacity to support growth into the future. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including possible failure to occur of the conditions to closing contained in the definitive agreements for each such acquisition, potential difficulties in integrating and operating the acquired campuses from the acquisitions, possible changes in the demand for curricula offered by the company, including at the acquired campuses, increased competition, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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